EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
RECORD SECOND QUARTER 2005 RESULTS
     Dallas, Texas, July 28, 2005 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported record second quarter 2005 results: Revenues increased to $17,124,000 from $14,752,000 in the prior year quarter, an increase of $2,372,000, or 16.1%. For the six months ended June 30, 2005, revenues increased to $32,590,000 from $26,827,000 for the same period 2004, an increase of $5,763,000, or 21.5%. The Company reported net income of $2,909,000 ($0.49 per share) in the second quarter 2005, compared to net income of $2,452,000 ($0.42 per share) in the second quarter 2004, an increase of $457,000, or 18.6%. For the six months ended June 30, 2005, the Company reported net income of $4,404,000 ($0.74 per share), compared to net income of $3,282,000 ($0.56 per share) for the first half 2004, an increase of $1,122,000, or 34.2%. Net income for the second quarter and first half 2004 included $954,000 ($0.16 per share), net of income taxes ($1,192,000 gross), for a lease bonus payment received for the lease of the Company’s oil and gas rights on its Cleburne, Texas property.
     The Company’s gross profit was $5,764,000 for the second quarter 2005, compared to $4,605,000 for the comparable 2004 quarter, an increase of $1,159,000, or 25.2%. For the first half 2005, gross profit was $10,153,000, compared to $8,020,000 for the comparable 2004 period, an increase of $2,133,000, or 26.6%. The revenue and gross profit increases were primarily due to increased lime sales resulting from lime production from the new kiln at the Company’s Arkansas plant, which came on line in February 2004 and average price increases for the Company’s products of 9.0% and 8.8% in the second quarter and first half 2005, respectively, compared to the comparable 2004 periods. In addition, favorable weather conditions in the second quarter 2005 resulted in increased construction demand for products from the Company’s Cleburne, Texas plant, compared to the second quarter 2004, during which near record rainfall reduced construction demand.
     Interest expense in the second quarter 2005 decreased $711,000, or 45.0%, to $868,000, compared to $1,579,000 in the second quarter 2004. For the first half 2005, interest expense decreased $780,000, or 28.0%, to $2,006,000, compared to $2,786,000 for the comparable 2004 period. Interest expense decreased in the 2005 periods principally due to the Company’s August 2004 debt refinancing and $7,025,000 of net debt repayments over the last 12 months, including approximately $4,192,000 of repayments in the first half 2005. The decrease for the first half 2005 would have been greater except for the fact that $334,000 of interest was capitalized in the first half 2004 as part of the Company’s Arkansas expansion project. Also, due to an increase of more than 50% in the per share average closing price of the Company’s common stock for the last 30 trading days ending on June 30, 2005, compared to the last 30 trading days ending on December 31, 2004, the first half 2005 included a $434,000 non-cash charge to interest for a mark-to-market adjustment on the Company’s warrant share put liability, compared to a $91,000 charge in the comparable 2004 period.
     “We are pleased to see the positive operating and financial impacts resulting from our capital investments over the last few years and our 2004 debt refinancing,” said Timothy W. Byrne, President and Chief Executive Officer. “Overall demand for our lime and limestone products has remained firm with the exception of steel demand. Beginning in May many of our steel customers reduced their production, which has currently reduced demand from that industry,” Mr. Byrne added. “We are also pleased to report that we have given notice to the holders of our Subordinated Notes that we intend to prepay the full $7,000,000 remaining outstanding principal balance on August 5, 2005. Although we will incur a one-time $280,000 penalty on this prepayment, we will further reduce our ongoing interest expense by more than $500,000 annually based on the lower interest rates currently available on our revolver.”
     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries from plants situated in Texas, Arkansas and Colorado.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
INCOME STATEMENTS

Revenues	$17,124	14,752	32,590	26,827

Gross profit	$5,764	4,605	10,153	8,020

Operating profit	$4,450	3,391	7,439	5,618
Interest expense	868	1,579	2,006	2,786
Other (income), net	(85)	(1,252)	(103)	(1,270)
Income tax expense	758	612	1,132	820

Net income	$2,909	2,452	4,404	3,282

Net income per share of common stock:
Basic	$0.49	0.42	0.75	0.56
Diluted	$0.49	0.42	0.74	0.56

Weighted average shares outstanding:
Basic	5,890	5,828	5,875	5,823
Diluted	5,998	5,903	5,991	5,897

	June 30,	December 31,
	2005	2004
BALANCE SHEETS

Assets:
Current assets	$15,542	15,802
Property, plant and equipment, net	84,599	83,541
Other assets	1,133	996

Total assets	$101,274	100,339

Liabilities and Stockholders’ Equity:
Current liabilities	$9,558	9,669
Debt, excluding current installments	37,213	41,390
Other liabilities	1,423	1,057
Stockholders’ equity	53,080	48,223

Total liabilities and stockholders’ equity	$101,274	100,339

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